UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 12, 2008

UNIVERSAL AMERICAN CORP.

(Exact name of Registrant as Specified in Charter)

New York	0-11321	11-2580136
(State of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Six International Drive, Suite 190

Rye Brook, New York 10573

(Address of Principal Executive Offices) (Zip Code)

(914) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 24013e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

As of June 1, 2005, our subsidiary Pennsylvania Life Insurance Company entered into a quota share reinsurance agreement with PharmaCare Captive Re, Ltd., a subsidiary of CVS Caremark Corporation, which we filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. Our subsidiaries American Progressive Life and Health Insurance Company of New York and Marquette National Life Insurance Company entered into substantially identical agreements. The quota share reinsurance agreements and the strategic alliance of which they were a part had an original term extending through the 2007 plan year and automatically renewed for the 2008 plan year. On February 12, 2008, our subsidiaries entered into a sponsorship transfer agreement under which these quota share reinsurance agreements and the strategic alliance will terminate 15 days after the final settlement by the Centers for Medicare and Medicaid Services of the last plan that was the subject of a quota share reinsurance agreement for the 2008 plan year, except that the quota share reinsurance agreements and the strategic alliance will remain in effect according to their terms to complete all obligations to the Plans for the 2006, 2007 and 2008 plan years. Upon dissolving the strategic alliance, SilverScript Insurance Company, which is CVS Caremark’s Medicare Part D prescription drug plan, and Universal American will each assume responsibility for the drug benefit of specified Prescription PathwaySM plan members to achieve an approximately equal distribution of the value of business that has been generated by the strategic alliance.

On February 13, 2008, we issued a press release announcing the termination of the quota share reinsurance agreements and the strategic alliance of which they were a part. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

We are filing the exhibit set forth below as a part of this report.

Exhibit No.	Exhibit Title

99.1	Press Release dated February 13, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL AMERICAN CORP.

	By:	/s/ Mitchell J. Stier
Mitchell J. Stier
Senior Vice President and
General Counsel

Date: February 14, 2008

EXHIBIT INDEX

Exhibit No.	Exhibit Title

99.1	Press Release dated February 13, 2008